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                                                                     EXHIBIT H-1


             Filings Under the Public Utility Holding Company Act of

                            1935, as amended ("Act")

                       SECURITIES AND EXCHANGE COMMISSION

                                August   , 2004

         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the applications(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments is/are available for public inspection through the Commission's Office of Public Reference.

         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by , 2004, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-0609 and serve a copy on the relevant applicant(s) and/or declarants(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After , 2004, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

         Exelon Corporation, a Pennsylvania Corporation and registered holding company under the Act ("Exelon") and Commonwealth Edison Company ("ComEd"), each located at 10 South Dearborn Street, 37th Floor, Chicago, Illinois 60603, PECO Energy Company ("PECO"), located at 2301 Market Street, Philadelphia, Pennsylvania 19101 and Exelon Generation Company, LLC ("Genco") located at 300 Exelon Way, Kennett Square, Pennsylvania 19348 (collectively "Applicants"), filed a post-effective amendment seeking relief under Sections 10 and 11 the Act (the "Application/Declaration").

         In its order approving the merger (the "Merger") that created Exelon (Holding Co. Act Release No. 27256, October 19, 2000) (the "Merger Order"), the Commission found that the electric utility properties of Exelon and its subsidiary companies would be interconnected within the meaning of Section 2(a)(29)(A) of the Public Utility Holding Company Act of 1935 (the "1935 Act" or "Act"). That finding was based in part on the fact that Exelon had obtained a 100 MW firm west-to-east contract path (the "Contract Path") from the interface of the transmission systems of American Electric Power Company, Inc. ("AEP") and ComEd to PJM Interconnection, LLC ("PJM"). At the time of the Merger, PECO was a member of what was then the PJM independent system operator. Exelon committed to file a post-effective amendment seeking Commission approval of any alternative arrangement to satisfy the interconnection requirement.

         It is contemplated that AEP will join PJM on or about October 1, 2004. Upon the integration of AEP into PJM, the transmission facilities of ComEd will be physically interconnected



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with those of PECO through the facilities of other members of PJM. Accordingly,
Exelon requests that the Commission issue an order finding that, once AEP joins PJM, the Exelon interconnection requirement will be satisfied by the membership of ComEd and PECO in PJM. Exelon asks the Commission to further determine that, with the entry of AEP into PJM, Exelon is not required to renew the Contract Path as a basis for interconnection under the 1935 Act. In consideration of these facts, Exelon asks that the Commission issue its order in this matter on or before October 1, 2004.

         The filing and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ______, 2004 to the Secretary, Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549.



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